EXECUTION VERSION

RAMCO-GERSHENSON PROPERTIES, L.P.
$50,000,000 4.65% Senior Guaranteed Notes, Series A, due 2024
$50,000,000 4.74% Senior Guaranteed Notes, Series B, due 2026
and
$50,000,000
Private Shelf Facility
______________
NOTE PURCHASE AND PRIVATE SHELF AGREEMENT
______________
Dated as of May 28, 2014

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INFORMATION SCHEDULE – AUTHORIZED OFFICERS

SCHEDULE A	—	INFORMATION RELATING TO PURCHASERS

SCHEDULE B	—	DEFINED TERMS

SCHEDULE 1-A	—	FORM OF 4.65% SENIOR GUARANTEED NOTE, SERIES A, DUE 2024

SCHEDULE 1-B	—	FORM OF 4.74% SENIOR GUARANTEED NOTE, SERIES B, DUE 2026

SCHEDULE 1-C	—	FORM OF SHELF NOTE

SCHEDULE 2.2 (c)	—	FORM OF REQUEST FOR PURCHASE

SCHEDULE 2.2 (e)	—	FORM OF CONFIRMATION OF ACCEPTANCE

SCHEDULE 4.4 (a)	—	FORM OF OPINION OF SPECIAL COUNSEL FOR THE COMPANY

SCHEDULE 4.4 (b)	—	FORM OF OPINION OF SPECIAL COUNSEL FOR THE PURCHASERS

SCHEDULE 4.10	—	CHANGES IN CORPORATE STRUCTURE

SCHEDULE 5.4	—	CERTAIN AGREEMENTS

SCHEDULE 5.5	—	FINANCIAL STATEMENTS

SCHEDULE 5.15	—	EXISTING INDEBTEDNESS

SCHEDULE 5.18	—	ENVIRONMENTAL MATTERS

SCHEDULE 5.23	—	TRUST PROPERTIES

SCHEDULE 10.3	—	LINE OF BUSINESS

SCHEDULE 10.13	—	UNDEVELOPED PROJECTS OF THE COMPANY, THE TRUST AND ITS SUBSIDIARIES AS OF THE INITIAL CLOSING DAY

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RAMCO-GERSHENSON PROPERTIES, L.P.
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334

$50,000,000 4.65% Senior Guaranteed Notes, Series A, due 2024
$50,000,000 4.74% Senior Guaranteed Notes, Series B, due 2026
Dated as of May 28, 2014
To Each of the Purchasers Listed in
Schedule A Hereto (each a “Initial Purchaser”)

To Prudential Investment Management, Inc. (“Prudential”)

To each other Prudential Affiliate which becomes bound by this Agreement as hereinafter provided (together with the Initial Purchasers, each a “Purchaser” and collectively, the “Purchasers”)

Ladies and Gentlemen:
RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership (together with any successor thereto that becomes a party hereto pursuant to Section 10.2, the “Company”) and RAMCO-GERSHENSON PROPERTIES TRUST, a Maryland real estate investment fund (the “Trust”), jointly and severally agree with Prudential and each of the Purchasers as follows:
SECTION 1.    AUTHORIZATION OF NOTES    .
Section 1.1.    Authorization of Issue of Series A Notes and Series B Notes. The Company will authorize the issue and sale of (a) $50,000,000 aggregate principal amount of its 4.65% Senior Guaranteed Notes, Series A, due May 28, 2024 (the “Series A Notes”) and (b) $50,000,000 aggregate principal amount of its 4.74% Senior Guaranteed Notes, Series B, due May 28, 2026 (the “Series B Notes” and together with the Series A Notes, the “Initial Notes”) (as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13). The Notes shall be substantially in the form set out in Schedules 1-A and 1-B. Certain capitalized and other terms used in this Agreement are defined in Schedule B. References to a “Schedule” are references to a Schedule attached to this Agreement unless otherwise specified. References to a “Section” are references to a Section of this Agreement unless otherwise specified.
Section 1.2.    Authorization of Issue of Shelf Notes. The Company will authorize the issue of its additional senior promissory notes (the “Shelf Notes”, such term to include any such notes issued in substitution thereof pursuant to Section 13) in the aggregate principal amount of $50,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 12 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 12 years after the date of original issuance thereof, to have an amortization of no more than $50,000,000 in any calendar year when aggregated with the amortization of all Notes then issued and outstanding under this Agreement, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Note delivered pursuant to Section 2.2(e), to be substantially in the form of Schedule 1-C attached hereto. The terms “Note” and “Notes” as used herein shall include each Series A Note, each Series B Note and each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.
SECTION 2.    SALE AND PURCHASE OF NOTES    .
Section 2.1.    Sale and Purchase of Initial Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Initial Purchaser and each Initial Purchaser will purchase from the Company, at the Initial Closing provided for in Section 3.1, Notes of the series and in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.
Section 2.2.    Sale and Purchase of Shelf Notes.
(a)    Facility. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”. At any time, the aggregate principal amount of Shelf Notes stated in Section 1.2, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.
(b)    Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if such anniversary date is not a Business Day, the Business Day next preceding such anniversary), (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day), (iii) the last Closing Day for which there is no Available Facility Amount, (iv) the termination of the Facility under Section 12 of this Agreement and (v) the acceleration of any Note under Section 12 of this Agreement. The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.
(c)    Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”). Each Request for Purchase shall be made to Prudential by e-mail or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $10,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities, principal prepayment dates and amounts and interest payment periods (quarterly or semi-annually in arrears) of the Shelf Notes covered thereby, (iii) specify the use of proceeds of such Shelf Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 25 days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in Section 5 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and (vii)

be substantially in the form of Schedule 2.2(c) attached hereto. Each Request for Purchase shall be in writing signed by the Company and shall be deemed made when received by Prudential.
(d)    Rate Quotes. Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to Section 2.2(c), Prudential may, but shall be under no obligation to, provide to the Company by telephone or e-mail, in each case between 9:30 a.m. and 1:30 p.m. New York City local time (or such later time as Prudential may elect) interest rate quotes for the principal amounts, maturities, principal prepayment schedules, and interest payment periods of Shelf Notes specified in such Request for Purchase (each such interest rate quote provided in response to a Request for Purchase herein called a “Quotation”). Each Quotation shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.
(e)    Acceptance. Within the Acceptance Window, an Authorized Officer of the Company may, subject to Section 2.2(f), elect to accept on behalf of the Company a Quotation as to the aggregate principal amount of the Shelf Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or e-mail within the Acceptance Window that the Company elects to accept such Quotation specifying the Shelf Notes as to which such acceptance relates (each such Shelf Note being herein called an “Accepted Note” and such acceptance being herein called an “Acceptance”). The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any Quotation as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on any such expired Quotation. Subject to Section 2.2(f) and the other terms and conditions hereof, the Company agrees to sell to a Prudential Affiliate, and Prudential agrees to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Schedule 2.2(e) attached hereto (herein called a “Confirmation of Acceptance”). If the Company should fail to execute and return to Prudential within three Business Days following the Company’s receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential may at its election at any time prior to Prudential’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing at least one Business Day prior to such cancellation.
(f)    Market Disruption. Notwithstanding the provisions of Section 2.2(e), any Quotation provided pursuant to Section 2.2(d) shall expire if prior to the time an Acceptance with respect to such Quotation shall have been notified to Prudential in accordance with Section 2.2(e), the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives. No purchase or sale of Shelf Notes hereunder shall be made based on such expired Quotation. If the Company thereafter notifies Prudential of the Acceptance of any such Quotation, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this Section 2.2(f) are applicable with respect to such Acceptance.
(g)    Fees.
(i)    Structuring Fee. In consideration for the time, effort and expense involved in the preparation, negotiation and execution of this Agreement, at the time of the execution and delivery of this Agreement by the Company and Prudential, the Company will pay to Prudential or at the direction of Prudential by wire transfer of immediately available funds a fee (herein called the “Structuring Fee”) in the amount of $50,000.
(ii)    Issuance Fee. The Company will pay to each Purchaser in immediately available funds a fee (herein called the “Issuance Fee”) on each Closing Day in an amount equal to 0.10% of the aggregate principal amount of Notes sold to such Purchaser on such Closing Day.
(iii)    Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note on the Cancellation Date or actual closing date of such purchase and sale a fee (the “Delayed Delivery Fee”) calculated as follows:
(BEY - MMY) X DTS/360 X PA
where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days for such Accepted Note (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day with respect to such Accepted Note to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 3.3.
(iv)    Cancellation Fee. If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of Section 2.2(e) or the penultimate sentence of Section 3.3 that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note no later than one day after the Cancellation Date in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:
PI X PA
where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning in Section 2.2(g)(iii). The foregoing bid and ask prices shall be as reported by TradeWeb LLC (or, if such data for any reason ceases to be available through TradeWeb LLC, any publicly available source of similar market data). Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.
SECTION 3.    CLOSING    .
Section 3.1.    Initial Notes Closing. The sale and purchase of the Initial Notes to be purchased by each Purchaser shall occur at the offices of Schiff Hardin LLP, 233 S. Wacker Drive, Suite 6600, Chicago, Illinois 60606, at 11:30 a.m., New York time, at a closing (the “Initial Closing”) on May 28, 2014 or on such other Business Day thereafter as may be agreed upon by the Company and the Purchasers (the day of the Initial Closing hereinafter referred to as the “Initial Closing Day”). At the Initial Closing the Company will deliver to each Purchaser the Initial Notes to be purchased by such Purchaser in the form of a single Initial Note (or such greater number of Initial Notes in denominations of at least $100,000 as such Purchaser may request) of each Series dated the date of the Initial Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 000056110324 at Bank of America, NA 100 N Tryon St Charlotte NC, ABA Number: 026 009 593, For Credit to the account of Ramco-Gershenson Properties Trust. If at the Initial Closing the Company shall fail to tender such Initial Notes to any Purchaser as provided above in this Section 3.1, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction or such failure by the Company to tender such Initial Notes. The Initial Closing and each Shelf Closing are hereafter sometimes each referred to as a “Closing”.
Section 3.2.    Facility Closings. Not later than 11:30 a.m. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Prudential Capital Group, Two Prudential Plaza, Suite 5600, Chicago, Illinois 60601, Attention: Law Department or at such other place pursuant to the directions of Prudential, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser's name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company's account specified in the Request for Purchase of such Notes.
Section 3.3.    Rescheduled Facility Closings    . If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in Section 3.2, or any of the conditions specified in Section 4 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 p.m., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (a) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with Section 2.2(g)(iii) or (b) such closing is to be canceled. In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 p.m., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than two occasions, unless Prudential shall have otherwise consented in writing.
SECTION 4.    CONDITIONS TO CLOSING    .
Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing for such Notes is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the following conditions:
Section 4.1.    Representations and Warranties    . The representations and warranties of the Company and Guarantors in this Agreement and in the Subsidiary Guaranties shall be correct when made and at the time of the applicable Closing (except to the extent of changes caused by the transactions herein contemplated or to the extent the Company or the Trust has supplemented any representation or warranty as contemplated by the opening paragraph of Section 5).
Section 4.2.    Performance; No Default    . The Company and Guarantors shall have performed and complied with all agreements and conditions contained in this Agreement and in the Subsidiary Guaranties required to be performed or complied with by it prior to or at such Closing. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. With respect to the Initial Closing only, neither the Company, the Guarantors nor any of their respective Subsidiaries shall have entered into any transaction since April 17, 2014 that would have been prohibited by Section 10 had such Section applied since such date.
Section 4.3.    Compliance Certificates    .
(a)    Officer’s Certificate. The Company and the Guarantors shall have delivered to such Purchaser Officer’s Certificates, dated the date of such Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.10 have been fulfilled.
(b)    Secretary’s Certificate. The Company and the Guarantors shall have delivered to such Purchaser a certificate of its respective Secretary or Assistant Secretary, dated the date of such Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes, the Subsidiary Guaranties and this Agreement, as applicable and (ii) the Company’s and the Guarantors’ organizational documents as then in effect.
Section 4.4.    Opinions of Counsel    . Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of such Closing (a) from Honigman Miller Schwartz and Cohn LLP, counsel for the Company, covering the matters set forth in

Schedule 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company and the Guarantors hereby instruct their counsel to deliver such opinion to the Purchasers) and (b) from Schiff Hardin LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Schedule 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.
Section 4.5.    Purchase Permitted by Applicable Law, Etc    . On the date of such Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. All necessary authorizations, consents, approvals, exceptions or other actions by or notices to or filings with any court or administrative or governmental body or other Person required in connection with the execution, delivery and performance of this Agreement, the Subsidiary Guaranties and the Notes to be issued on such Closing Day or the consummation of the transactions contemplated hereby or thereby shall have been issued or made, shall be final and in full force and effect and shall be in form and substance satisfactory to such Purchaser, other than filings under Regulation D of the Securities Act, copies of which shall be provided to such Purchaser reasonably promptly after the filing thereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
Section 4.6.    Sale of Other Notes    . Contemporaneously with such Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at such Closing as specified in Schedule A (in the case of the Initial Notes) or the applicable Confirmation of Acceptance (in the case of any Shelf Notes).
Section 4.7.    Payment of Fees    . The Company shall have paid to Prudential and such Purchaser in immediately available funds any fees due it pursuant to or in connection with this Agreement, including any Structuring Fee due pursuant to Section 2.2(g)(i), any Issuance Fee due pursuant to Section 2.2(g)(ii) and any Delayed Delivery Fee due pursuant to Section 2.2(g)(iii).
Section 4.8.    Payment of Special Counsel Fees    . Without limiting Section 15.1, the Company shall have paid on or before such Closing the fees, charges and disbursements of the

Purchasers’ special counsel referred to in Section 4.4(b) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such Closing.
Section 4.9.    Private Placement Number    . A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for such Notes.
Section 4.10.    Changes in Corporate Structure    . Following the date of the most recent financial statements referred to in Section 5.5, the Company and the Guarantors shall not have changed their jurisdiction of incorporation or organization, as applicable, and, prior to the Initial Closing, the Company and the Guarantors shall not, except as set forth on Schedule 4.10, have been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity.
Section 4.11.    Funding Instructions    . With respect to the Initial Closing only, at least three Business Days prior to the date of the Initial Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3.1 including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the Notes is to be deposited.
Section 4.12.    Proceedings and Documents    . All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.
Section 4.13.    Subsidiary Guaranties    . A Subsidiary Guaranty made by each Subsidiary that is required to deliver a Guaranty pursuant to Section 9.7 and, on each Closing Day other than the Initial Closing Day, a Confirmation of Guaranty Agreement made by each Guarantor under a Subsidiary Guaranty (as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof, collectively called the “Confirmations of Subsidiary Guaranty” and individually called a “Confirmation of Subsidiary Guaranty”).
Section 4.14.    Material Adverse Change. No material adverse change in the business, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries, taken as a whole, since December 31, 2013 shall have occurred or be threatened, as determined by such Purchaser in its reasonable judgment.

SECTION 5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY    .
The Purchasers and the holders of the Notes recognize and acknowledge that the Company and the Trust may supplement the following representations and warranties in this Section 5, including the Schedules related thereto, pursuant to a Request for Purchase; provided that no such supplement to any representation or warranty applicable to any particular Closing Day shall change or otherwise modify or be deemed or construed to change or otherwise modify any representation or warranty given on any other Closing Day or any determination of the falseness or inaccuracy thereof pursuant to Section 11(e). The Company and the Trust, joint and severally, represent and warrant to each Purchaser that:
Section 5.1.    Organization; Power and Authority    . The Company is a partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Trust is a real estate investment trust duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and the Trust have the power and authority to own or hold under lease the properties they purport to own or hold under lease, to transact the business they transact and propose to transact, to execute and deliver this Agreement and the Notes, as applicable, and to perform the provisions hereof and thereof. The Trust is a real estate investment trust in full compliance with and entitled to the benefits of section 856 of the Code and has elected to be treated as a real estate investment trust pursuant to the Code.
Section 5.2.    Authorization, Etc    . This Agreement and the Notes have been duly authorized by all necessary limited partnership and trust action on the part of the Company, and the Trust as applicable, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company and the Trust enforceable against the Company and the Trust in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.3.    Disclosure    . This Agreement (including the schedules hereto), the financial statements described in Section 5.5 and the documents, certificates or other writings

(including the financial statements required to be delivered hereunder) delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby (this Agreement and such documents, certificates or other writings and such financial statements delivered to each Purchaser, in the case of the Initial Closing Day, prior to April 17, 2014, and, in the case of any other Closing Day, prior to the date that the applicable Request for Purchase was delivered to Prudential pursuant to Section 2.2(c), being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. No representation is made as to the projections other than that the projections are based on information that the Company believes to be accurate and were calculated in a manner the Company believes to be reasonable. Except as disclosed in the Disclosure Documents, in the case of the Initial Notes, since December 31, 2013 and, in the case of any Series of Shelf Notes since the end of the most recent fiscal year for which audited financial statements have been furnished prior to the time Prudential provided the Quotation to the Company pursuant to Section 2.2(d) with respect such Series of Shelf Notes for which this representation is being made, there has been no change in the financial condition, operations, business, properties or prospects of the Company, the Trust and their respective Subsidiaries except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.
Section 5.4.    Organization and Ownership of Shares of Subsidiaries; Affiliates    . (a) The Company has no officers or directors.
(b)    All of the outstanding shares of capital stock or similar equity interests of each Subsidiary owned by the Company, the Trust and their respective Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company, the Trust or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.
(c)    Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)    No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company, the Trust or any of their Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.
Section 5.5.    Financial Statements; Material Liabilities    . The Company has delivered to each Purchaser copies of the financial statements of the Trust and its Subsidiaries listed on Schedule 5.5, in the case of the Initial Notes, and, in the case of any Series of Shelf Notes, each of the following financial statements identified by a Responsible Officer of the Company, (i) a consolidated audited balance sheet of the Trust and its Subsidiaries in each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 100 days (or such shorter period as such financial statements are required to be delivered pursuant to Section 7.1) prior to such date for which audited financial statements have not been released) and consolidated audited statements of income, changes in shareholders’ equity and cash flows of the Trust and its Subsidiaries for each such year and (ii) a consolidated balance sheet of the Trust and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 60 days (or such shorter period as such financial statements are required to be delivered pursuant to Section 7.1) prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income, changes in shareholders’ equity and cash flows for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Trust and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries and the Trust and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.
Section 5.6.    Compliance with Laws, Other Instruments, Etc    . The execution, delivery and performance by the Company and the Trust of this Agreement, and the Notes as applicable, will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company, the Trust or any of their respective Subsidiaries under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, shareholders agreement or any other agreement or instrument to which the Company, the Trust or any of their respective Subsidiaries is bound or by which the Company, the Trust or any of their respective Subsidiaries or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company, the Trust or any of their respective Subsidiaries or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company, the Trust or any of their respective Subsidiaries. The Company is not subject to any borrowing base requirements that are more restrictive than those in the Material Credit Facility described in clause (a) of the definition hereof.
Section 5.7.    Governmental Authorizations, Etc    . No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company or the Trust of this Agreement, or the Notes as applicable.
Section 5.8.    Litigation; Observance of Agreements, Statutes and Orders    . (a) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company or the Trust, threatened against or affecting the Company, the Trust or any of their respective Subsidiaries or any property of the Company, the Trust or any of their respective Subsidiaries in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Neither the Company, the Trust nor any of their respective Subsidiaries is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including, without limitation, Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.9.    Taxes    . The Company, the Trust and their respective Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company, the Trust or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company, the Trust and their respective Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate. The U.S. federal income tax liabilities of the Company, the Trust and their respective Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2008.
Section 5.10.    Title to Property; Leases    . The Company, the Trust and their respective Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company, the Trust or any of their respective Subsidiaries after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect except where the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect.
Section 5.11.    Licenses, Permits, Etc    . (a) The Company, the Trust and their respective Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.
(b)    To the best knowledge of the Company, no product or service of the Company, the Trust or any of their respective Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.
(c)    To the best knowledge of the Company and the Trust, there is no Material violation by any Person of any right of the Company, the Trust or any of their respective Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company, the Trust or any of their respective Subsidiaries.
Section 5.12.    Compliance with ERISA    . (a) The Company, the Trust and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company, the Trust nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company, the Trust or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company, the Trust or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.
(b)    Neither the Company, the Trust, nor their respective ERISA Affiliates maintains or contributes to any Plan that is subject to Title IV of ERISA.
(c)    The Company, the Trust and their respective ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.
(d)    The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company, the Trust and their respective Subsidiaries is not Material.
(e)    The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)‑(D) of the Code. The representation by the Company and the Trust to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.
Section 5.13.    Private Offering by the Company    . Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14.    Use of Proceeds; Margin Regulations    . The Company will apply the proceeds of the sale of the Initial Notes hereunder to refinance existing Indebtedness, to finance tenant improvements, for development and redevelopment, for capital expenditures and leasing commissions and for general working capital and will apply the proceeds of the sale of the Shelf Notes as set forth in the applicable Request for Purchase. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5.00% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5.00% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
Section 5.15.    Existing Indebtedness; Future Liens    . (a) Neither the Company, the Trust nor any of their respective Subsidiaries has outstanding any Indebtedness except as permitted hereunder. Neither the Company, the Trust nor any of their respective Subsidiaries is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company, the Trust or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company, the Trust or any of their respective Subsidiaries that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
(b)    Except as disclosed in Schedule 5.15, neither the Company, the Trust nor any of their respective Subsidiaries has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness.
(c)    Neither the Company, the Trust nor any of their respective Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company, the Trust or any of their respective Subsidiaries, any agreement relating thereto or any other agreement (including, but not limited to, its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company and the Trust, except as disclosed in Schedule 5.15.

Section 5.16.    Foreign Assets Control Regulations, Etc    . (a) Neither the Company, the Trust, nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”). Neither the Company, the Trust, nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.
(b)    No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company, the Trust or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.
(c)    Neither the Company, the Trust nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Company’s or the Trust’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company and the Trust have established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the

Company, the Trust and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.
(d)    (1)    Neither the Company, the Trust nor any Controlled Entity (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (ii) to the Company’s or the Trust’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (iv) has been or is the target of sanctions imposed by the United Nations or the European Union;
(2)    To the Company’s or the Trust’s actual knowledge after making due inquiry, neither the Company, the Trust nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Government Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage; and
(3)    No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. The Company and the Trust have established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company, the Trust and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.
Section 5.17.    Status under Certain Statutes    . Neither the Company, the Trust nor any of their respective Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
Section 5.18.    Environmental Matters    . Except as set forth in Schedule 5.18:

(a)    Neither the Company, the Trust nor any of their respective Subsidiaries has knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against the Company, the Trust or any of their respective Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
(b)    Neither the Company, the Trust nor any of their respective Subsidiaries has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(c)    Neither the Company, the Trust, nor any of their respective Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(d)    Neither the Company, the Trust, nor any of their respective Subsidiaries has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(e)    All Buildings on all real properties now owned, leased or operated by the Company, the Trust or any of their respective Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Notwithstanding anything set forth above, nothing set forth on Schedule 5.18 could reasonably be expected to result in a Material Adverse Effect.
Section 5.19.    Solvency    . As of the applicable Closing and after giving effect to the issuance and the sale of the Notes to be issued as of such Closing, neither the Company, the Guarantors nor any of their Subsidiaries is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, such Person is able to pay its debts as they become due, and such Person has sufficient capital to carry on its business.
Section 5.20.    Contribution Agreement    . The Company has delivered to the Purchasers a true, correct and complete copy of the Contribution Agreement. The Contribution Agreement is in full force and effect in accordance with its terms, there are no material claims resulting from non‑performance of the terms thereof or otherwise or any basis for a material claim by any party to the Contribution Agreement, nor has there been any waiver of any material terms thereunder.
Section 5.21.    No Fraudulent Intent    . Neither the execution and delivery of this Agreement or the Notes nor the performance of any actions required hereunder or thereunder is being undertaken by the Company, any Guarantor or any of their respective Subsidiaries with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.
Section 5.22.    Transaction in Best Interests of Company; Consideration    . The transaction evidenced by this Agreement and the Notes is in the best interests of the Company, the Guarantors, each of their respective Subsidiaries and the creditors of such Persons. The direct and indirect benefits to inure to the Company, the Guarantors and each of their respective Subsidiaries pursuant to this Agreement, the Notes and the Subsidiary Guaranties constitute substantially more than “reasonably equivalent value” (as such term is used in section 548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Company, the Guarantors and each of their respective Subsidiaries pursuant to this Agreement and the Notes, and but for the willingness of the Guarantors to guaranty the Notes, the Company would be unable to obtain the financing contemplated hereunder which financing will enable the Company and its Subsidiaries to have available financing to refinance existing indebtedness and to conduct and expand their business.
Section 5.23.    Partners and the Trust    . The Trust is the sole general partner of the Company and owns a 1% general partnership interest and as of the applicable Closing not less than a 90% limited partnership interest in the Company. The Trust owns no assets other than its interest in the Company as a general partner and limited partner, cash, Short‑term Investments and the property described in Schedule 5.23 hereto.
SECTION 6.    REPRESENTATIONS OF THE PURCHASERS.
Section 6.1.    Purchase for Investment    . Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.
Section 6.2.    Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(b)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(d)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or
(e)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
(f)    the Source is a governmental plan; or
(g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
(h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.
SECTION 7.    INFORMATION AS TO COMPANY    .
Section 7.1.    Financial and Business Information    . The Company shall cause to be delivered to Prudential and each holder of a Note that is an Institutional Investor:
(a)    Quarterly Statements — within 60 days (or such shorter period as is the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material

Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Trust (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,
(i)    a consolidated unaudited balance sheet of the Trust and its Subsidiaries as at the end of such quarter, and
(ii)    consolidated unaudited statements of income, changes in shareholders’ equity and cash flows of the Trust and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year‑end adjustments, provided that delivery within the time period specified above of copies of the Trust’s Quarterly Report on Form 10‑Q (the “Form 10-Q”) prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a) as to the Trust, provided, further, that the Trust shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at: http//www.rgpt.com) and shall have given each holder of a Note prior notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);
(b)    Annual Statements — within 100 days (or such shorter period as is the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Trust, duplicate copies of
(i)    a consolidated audited balance sheet of the Trust and its Subsidiaries, as at the end of such year, and
(ii)    consolidated audited statements of income, changes in shareholders’ equity and cash flows of the Trust and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a

“going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Trust’s Annual Report on Form 10‑K (the “Form 10-K”) for such fiscal year (together with the Trust’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Securities Exchange Act of 1934) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Trust shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;
(c)    SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company, the Trust or any of their respective Subsidiaries to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Purchaser or holder), and each prospectus and all amendments thereto filed by the Trust or any of its Subsidiaries with the SEC and of all press releases and other statements made available generally by the Company, the Trust or any of their respective Subsidiaries to the public concerning developments that are Material;
(d)    Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company or the Trust is taking or proposes to take with respect thereto;
(e)    ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company, the Trust or an ERISA Affiliate proposes to take with respect thereto:

(i)    with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
(ii)    the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company, the Trust or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
(iii)    any event, transaction or condition that could result in the incurrence of any liability by the Company, the Trust or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company, the Trust or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;
(f)    Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company, the Trust or any of their Subsidiaries from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and
(g)    Resignation or Replacement of Auditors — within ten days following the date on which the Company’s or the Trust’s auditors resign or the Company or the Trust elects to change auditors, as the case may be, notification thereof, together with such supporting information as the Required Holders may request.
(h)    Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company, the Trust or any of their respective Subsidiaries (including, but without limitation, actual copies of the Trust’s Form 10-Q and Form 10-K) or relating to the ability of the Company or the Trust to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of a Note.
Section 7.2.    Officer’s Certificate    . Each set of financial statements delivered to Prudential or a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of a Note):
(a)    Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company, and the Trust, as applicable, were in compliance with the requirements of Section 10 during the quarterly or annual period covered by the statements then being furnished, (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence. In the event that the Company, the Trust or any of their respective Subsidiaries has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 23.2) as to the period covered by any such financial statements, such Senior Financial Officer shall include a reconciliation from GAAP with respect to such election;
(b)    Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Trust, the Company and their respective Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Trust, the Company or any of their respective Subsidiaries to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Trust or the Company shall have taken or proposes to take with respect thereto;
(c)    Guarantors – certifying that each Subsidiary Guarantor is a Subsidiary of the Trust; and the Company is and was a Subsidiary of the Trust from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate; and
(d)    Unencumbered Real Estate Certificate – listing each of the properties comprising Unencumbered Real Estate and certifying that all Unencumbered Real Estate so listed fully qualifies as such under the applicable criteria in this Agreement, lists any additions or removals or Unencumbered Real Estate during such accounting period, as appropriate, and includes such information as may be reasonably be required to determine the economic and physical occupancy of said Unencumbered Real Estate and the Operating Cash Flow from such Unencumbered Real Estate during such period.

Section 7.3.    Visitation    . The Company and the Trust shall permit the representatives of Prudential and each holder of a Note that is an Institutional Investor:
(a)    No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company and the Trust, to visit the principal executive office of the Company and the Trust, to discuss the affairs, finances and accounts of the Company, the Trust and their respective Subsidiaries with the Company’s and the Trust’s officers, and (with the consent of the Company and the Trust, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company and the Trust, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and the Trust and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and
(b)    Default — if a Default or Event of Default then exists, at the expense of the Company and the Trust to visit and inspect any of the offices or properties of the Company and the Trust or any of their Subsidiaries, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company and the Trust authorizes said accountants to discuss the affairs, finances and accounts of the Company and the Trust and their respective Subsidiaries), all at such times and as often as may be requested.
Section 7.4.    Electronic Delivery    . Financial statements, opinions of independent certified public accountants, other information and Officers’ Certificates that are required to be delivered by the Company and the Trust pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Company or the Trust satisfies any of the following requirements:
(i)    such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 are delivered to each holder of a Note by e-mail;
(ii)    the Trust shall have timely filed such Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at http://rgpt.com as of the date of this Agreement;

(iii)    such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 are timely posted by or on behalf of the Company and the Trust on IntraLinks or on any other similar website to which each holder of Notes has free access; or
(iv)    the Trust shall have filed any of the items referred to in Section 7.1(c) with the SEC and shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each holder of Notes has free access;
provided however, that in the case of any of clauses (ii), (iii) or (iv), the Company and the Trust shall have given each holder of a Note prior written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any holder to receive paper copies of such forms, financial statements and Officer’s Certificates or to receive them by e-mail, the Company and the Trust will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.
SECTION 8.    PAYMENT AND PREPAYMENT OF THE NOTES    .
Section 8.1.    Maturity    .
(a)    Initial Notes. As provided therein, the entire unpaid principal balance of each Series A Note and each Series B Note shall be due and payable on the Maturity Date thereof.
(b)    Shelf Notes. Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series, provided that any partial prepayment of the Shelf Notes of any Series pursuant to Section 8.2 shall be applied in satisfaction of required payments of principal thereof (including the required payment of principal due on the maturity thereof) in inverse order of their scheduled due date.
Section 8.2.    Optional Prepayments with Make-Whole Amount    . The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, any Series of Notes, in an amount not less than $1,000,000 (and in integral multiples of $500,000 in excess thereof) then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of the Series of Notes to be prepaid written notice of each optional prepayment under this Section 8.2 not less than ten days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Series of Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of the Series of Notes to be prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.
Section 8.3.    Allocation of Partial Prepayments    . In the case of each partial prepayment of the Notes of any Series pursuant to Section 8.1(b) or Section 8.2, the principal amount of the Notes of such Series to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
Section 8.4.    Maturity; Surrender, Etc    . In the case of each prepayment of Notes of any Series pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
Section 8.5.    Purchase of Notes    . The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 15 Business Days. If the holders of more than 50% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least five (5) Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6.    Make-Whole Amount    .
“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” means, with respect to the Called Principal of any Note, .50% over the yield to maturity implied by the ask-side yield(s) reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the ask-side yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, .50% over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve

Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.4 or Section 12.1.
“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
Section 8.7.    Payments Due on Non-Business Days    . Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), (x) subject to clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 8.8.    Change of Control Prepayment    . (a) Promptly, and in any event within five (5) Business days of any Responsible Officer becoming aware that a Change of Control has occurred (which shall be deemed to have occurred on the actual closing of any transaction which constitutes a Change of Control within the meaning of subsection (b) of the definition of Change of Control), the Trust and the Company shall give written notice (the “Company/Trust Notice”) of such fact to all holders of the Notes.
(b)    The Company/Trust Notice shall (i) describe the facts and circumstances of such Change of Control in reasonable detail, (ii) refer to this Section 8.8 and the rights of the holders hereunder and state that a Change of Control has occurred, (iii) contain an offer by the Company to prepay the entire unpaid principal amount of Notes held by each holder, together with interest thereon to the prepayment date selected by the Company with respect to each Note but without any Make‑Whole Amount with respect to each such Note, which prepayment shall be on a date specified in the Company/Trust Notice, which date shall be a Business Day not less than 30 days and not more than 60 days after such Company/Trust Notice is given and (iv) request each holder to notify the Company in writing by a stated date (the “Change of Control Response Date”), which date is not less than 15 days after such holder's receipt of the Company/Trust Notice, of its acceptance or rejection of such prepayment offer. If a holder does not notify the Company as provided above, then the holder shall be deemed to have rejected such offer.
(c)    On the prepayment date specified in the Company/Trust Notice, the entire unpaid principal amount of the Notes held by each holder of Notes who has accepted such prepayment offer (in accordance with subclause (iv) of subsection (b)), together with interest thereon to the prepayment date with respect to each such Note but without payment of any Make‑Whole Amount with respect thereto shall become due and payable.
SECTION 9.    AFFIRMATIVE COVENANTS    .
The Company covenants during the Issuance Period and so long thereafter as any of the Notes are outstanding:
Section 9.1.    Compliance with Laws    . Without limiting Section 10.4, the Company and the Trust will, and will cause each of their respective Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.2.    Insurance    . The Company and the Trust will, and will cause each of their respective Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
Section 9.3.    Maintenance of Properties    . The Company and the Trust will, and will cause each of their respective Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company, the Trust or any their respective Subsidiaries from discontinuing the operation and the maintenance of any of their properties if such discontinuance is desirable in the conduct of their business and the Company and the Trust have concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.4.    Payment of Taxes and Claims    . The Company and the Trust will, and will cause each of their Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company, the Trust or any of their respective Subsidiary, provided that neither the Company, the Trust nor any of their respective Subsidiaries need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company, the Trust or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company, the Trust or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company, the Trust or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.5.    Corporate Existence, Etc    . (a) Subject to Section 10.2, the Company and the Trust will at all times preserve and keep their existence as a partnership and real estate investment trust, respectively, in full force and effect. Subject to Section 10.2, the Company and the Trust will at all times preserve and keep in full force and effect the corporate existence of each of their respective Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company, the Trust and their respective Subsidiaries unless, in the good faith judgment of the Company or the Trust, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.
(b)    The Trust will at all times (a) be the sole general partner of the Company, (b) own not less than 51% of the partnership interests in the Company, and in any event the largest percentage interest of any partner in the Company and (c) be responsible for making all major and day-to-day operational and management decisions to be made by the Company in the conduct of its business. Without the prior written consent of the Required Holders, the Trust shall not own any assets other than its interest in the Company as a general partner and a limited partner, cash, Short-term Investments and the property described in Schedule 5.23.
Section 9.6.    Books and Records    . The Company and the Trust will, and will cause each of their respective Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company, the Trust or such Subsidiary, as the case may be. The Company and the Trust will, and will cause each of their respective Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company, the Trust and their respective Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company and the Trust will, and will cause each of their respective Subsidiaries to, continue to maintain such system.
Section 9.7.    Subsidiary Guarantors    .
(a)    The Trust will cause each of its Subsidiaries that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility to concurrently therewith:
(i)    enter into an agreement in form and substance satisfactory to the Required Holders providing for the guaranty by such Subsidiary, on a joint and several basis with all other such Subsidiaries of the Trust, of (x) the prompt payment in full when due of all amounts payable by the Company or the Trust pursuant to the Notes (whether for principal, interest, Make-Whole Amount or otherwise) and this Agreement, including, without limitation, all indemnities, fees and expenses payable by the Company or the Trust thereunder and (y) the prompt, full and faithful performance, observance and discharge by the Company or the Trust of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it (a “Subsidiary Guaranty”); and
(ii)    deliver the following to each of holder of a Note:
(w)    an executed counterpart of such Subsidiary Guaranty;
(x)    a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6, 5.7, 5.8, 5.9, 5.10, 5.11, 5.12, 5.15, 5.16, 5.17 and 5.18 of this Agreement (but with respect to such Subsidiary and such Subsidiary Guaranty rather than the Company);
(y)    all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder; and
(z)    an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such Subsidiary Guaranty as the Required Holders may reasonably request.
(b)    Subject and subordinate to the requirements of Section 9.7(a), at the election of the Trust and by written notice to each holder of Notes, any Subsidiary Guarantor may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders or any other Person, provided, in each case, that (i) after giving effect to such release no Default or Event of Default shall have occurred and be continuing, (ii) no amount is then due and payable under such Subsidiary Guaranty, (iii) if any fee or other form of consideration is given to any holder of Indebtedness of the Company expressly for the purpose of such release, holders of Notes shall receive equivalent consideration and (iv) each holder of Notes shall have received a certificate of a Responsible Officer to the foregoing effect and setting forth the information (including reasonably detailed computations) reasonably required to establish compliance with the foregoing requirements.
Section 9.8.    Most Favored Lender.      (a) If at any time a Material Credit Facility shall contain any financial covenant that relates to one or more numerical measures of the financial condition or results of operations (consolidated or otherwise) of the Company or the Trust (however expressed and whether stated as a ratio, as a fixed threshold, as an event of default, or otherwise, including, without limitation, financial covenants of the type included in Section 9.5 of the Material Credit Facility described in clause (a) in the definition of Material Credit Facility) (or any thereof shall be amended, restated or otherwise modified) and such financial covenant is not contained in this Agreement or would be more beneficial, directly or indirectly, to the holders of the Notes than the financial covenants in Sections 10.7 through 10.10 of this Agreement as of the date hereof (any such financial covenant, a “Financial Covenant”), then the Company shall promptly (but in any event within ten Business Days from the occurrence thereof) provide written notice thereof to the holders of the Notes, which notice shall refer specifically to this Section 9.8 and shall describe in reasonable detail the Financial Covenant and the relevant ratios or thresholds contained therein. Thereupon, such Financial Covenant shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, without any further action required on the part of any Person, effective as of the date when such Financial Covenant became effective under such Material Credit Facility. Upon the request of the Required Holders, the Company shall enter into an additional agreement or an amendment to this Agreement (as the Required Holders may request), evidencing the incorporation of such Financial Covenant into this Agreement substantially as provided for in the Material Credit Facility. Notwithstanding the foregoing, this Section shall not apply to covenants contained in any agreements or documents evidencing or securing Non-recourse Indebtedness.
(b)    Any Financial Covenant incorporated into this Agreement pursuant to Section 9.8(a) shall automatically without any action required to be taken by the Company or any holder of Notes (i) be subject to any subsequent waiver of the correlative covenant to such Financial Covenant under the Material Credit Facility for the same time period as waived thereunder, (ii) be deemed amended, restated or otherwise modified in this Agreement to the same effect as the correlative covenant to such Financial Covenant shall be amended, restated or otherwise modified under the Material Credit Facility and (iii) be deemed deleted from this Agreement at such time as the correlative covenant to such Financial Covenant shall be deleted from the Material Credit Facility or at such time as the applicable Material Credit Facility shall be terminated and, in the case of any such termination, no amounts of principal or interest shall be outstanding thereunder and, in any such case under clauses (i), (ii) or (iii) above, the Company shall promptly (but in any event within five Business Days from the occurrence thereof) provide written notice thereof to the holders of the Notes, which notice shall refer specifically to this Section 9.8, shall include a statement that no Default or Event of Default is then in existence and shall describe in reasonable detail the relevant waiver, amendment, restatement, modification or deletion of such Financial Covenant. Notwithstanding the foregoing, and for the avoidance of doubt, in no event shall the financial covenants contained in Sections 10.7 through 10.10 hereof be deleted or amended, restated or otherwise modified pursuant to this Section 9.8 in a way that would be less beneficial, directly or indirectly, to the holders of the Notes than such Sections 10.7 through 10.10 as in effect on the date hereof (and as amended or modified other than pursuant to Section 9.8(a)). Upon the request of the Company, the holders of the Notes shall enter into an additional agreement, waiver or an amendment to this Agreement (as the Required Holders may request), evidencing such waiver, amendment, restatement, modification or deletion of such Financial Covenant in the Material Credit Facility.
(c)    To the extent that the Company shall directly or indirectly pay or cause to be paid any remuneration, by way of fee, additional interest or otherwise, as consideration for or as an inducement to the entering into by any financier under any Material Credit Facility of any waiver, amendment, restatement, modification or deletion of any Financial Covenant under such Material Credit Facility for the purpose of curing, avoiding or potentially avoiding a current or future default under such Material Credit Facility, the Company shall pay equivalent consideration on the same terms, ratably to each holder of Notes (based, in the case of the holders of the Notes, on the outstanding balance of the Notes, and in the case of the lenders under the Material Credit Facility, the commitments of such lenders under the Material Credit Facility).
Section 9.9.    Purchasers Covenant Related to Subsidiary Guaranty    . The Purchasers (on behalf of themselves and their successors and assigns) hereby expressly agree to the provisions of the fourth paragraph of Section 1 of the Subsidiary Guaranty.
Section 9.10.    Covenant to Secure Notes Equally    . The Company and the Trust covenant that, if they or any of their respective Subsidiaries shall create or assume any Lien under Section 10.5(f) upon any of its property or assets, whether now owned or hereafter acquired, under any Material Credit Facility, it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all the Indebtedness under such Material Credit Facility thereby secured pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including, without limitation, an intercreditor agreement and opinions of counsel to the Company, the Trust and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders; provided that the creation and maintenance of such equal and ratable Lien shall not in any way limit or modify the right of the holders of the Notes to enforce the provisions of Section 10.5.
Section 10.    Negative Covenants    .
The Company covenants during the Issuance Period and so long thereafter as any of the Notes are outstanding:
Section 10.1.    Transactions with Affiliates    . The Trust and the Company will not and will not permit any of their Subsidiaries to enter into directly or indirectly any Material transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company, the Trust or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s, the Trust’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate and those in existence as of the date hereof as set forth on Schedule 5.4 to this Agreement.

Section 10.2.    Merger, Consolidation, Etc    . The Trust and the Company will not, and will not permit any Subsidiary Guarantor to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:
(a)    the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Trust, the Company or such Subsidiary Guarantor as an entirety, as the case may be, shall be a solvent corporation, limited liability company or partnership organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if the Trust, the Company or such Subsidiary Guarantor is not such corporation, limited liability company or partnership (i) such corporation, limited liability company or partnership shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement, the Notes or the related Subsidiary Guaranty, as the case may be and (ii) such corporation, limited liability company or partnership shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;
(b)    each Subsidiary Guarantor under any Subsidiary Guaranty that is outstanding at the time such transaction or each transaction in such a series of transactions occurs reaffirms its obligations under such Subsidiary Guaranty in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders; and
(c)    immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing.
No such conveyance, transfer or lease of substantially all of the assets of the Company or the Trust shall have the effect of releasing the Company, the Trust or any successor partnership, real estate investment trust, corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement or the Notes, as applicable.
Section 10.3.    Line of Business    . The Company and the Trust will not and will not permit any of their respective Subsidiaries to engage in any business if, as a result, the general nature of the business in which the Company, the Trust and their respective Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company, the Trust and their respective Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in Schedule 10.3.
Section 10.4.    Terrorism Sanctions Regulations    . The Company and the Trust will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.
Section 10.5.    Liens    . Neither the Company nor the Trust will, nor will either of them permit any of their respective Subsidiaries to directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company, the Trust or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:
(a)     liens in favor of the Company or the Trust on all or part of the assets of Subsidiaries of such Person securing Indebtedness owing by Subsidiaries of such Person to such Person;
(b)    liens on properties to secure taxes, assessments and other governmental charges or claims for labor, material or supplies in respect of obligations not overdue or which are being contested as permitted by Section 9.4;
(c)    deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;
(d)    liens on properties or any interest therein (including the rents, issues and profits therefrom) in respect of judgments or awards, which would not constitute an Event of Default under Section 11(i);

(e)    encumbrances on properties consisting of easements, rights of way, zoning restrictions, leases and other occupancy agreements, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Company, any Guarantor or a Subsidiary of such Person is a party, and other minor non-monetary liens or encumbrances none of which interferes materially with the use of the property affected in the ordinary conduct of the business of the Company, the Guarantors or their Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Company or any of the Guarantors individually or of such Person and its Subsidiaries on a Consolidated basis; and
(f)    liens on properties or interests therein to secure Indebtedness of the Trust, the Company or any Subsidiary provided that such liens and the Indebtedness secured thereby are permitted under this Agreement including, without limitation, under Sections 10.6 through 10.10.
Section 10.6.    Subsidiary Indebtedness    . In addition to, and not in limitation of, any other restrictions in this Agreement, the Trust and the Company will not permit their respective Subsidiaries (other than the Company) to create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness of the type described in any of clauses (a) through (g) of the definition thereof other than:
(a)    Unsecured Indebtedness (including, for clarity, Recourse Indebtedness) of Subsidiary Guarantors,
(b)    Non-recourse Indebtedness of Subsidiaries, and
(c)    in addition to Indebtedness permitted under subclauses (a) and (b) above, all other Indebtedness of Subsidiaries, provided that the aggregate principal amount of such other Indebtedness of Subsidiaries at any time does not exceed 15% of the Consolidated Total Adjusted Asset Value.
Section 10.7.    Limitation on Indebtedness    . Neither the Company nor the Trust will permit the ratio of Consolidated Total Liabilities to Consolidated Total Adjusted Asset Value to exceed 60%.
Section 10.8.    Limitation on Priority Indebtedness    . Neither the Company nor the Trust will permit the ratio of (a) the sum of (i) Secured Indebtedness of the Trust, the Company and their Subsidiaries plus (ii) Unsecured Indebtedness of Subsidiaries which are not Subsidiary Guarantors to (b) Consolidated Total Adjusted Asset Value, to exceed 40%.

Section 10.9.    Limitation on Unsecured Indebtedness    . Neither the Company nor the Trust will at any time permit the ratio of (i) Consolidated Total Unencumbered Asset Value to (ii) Unsecured Indebtedness of the Trust, the Company and their Subsidiaries to be less than 1.50 to 1.00.
Section 10.10.    Fixed Charge Ratio    . Neither the Company nor the Trust will permit the ratio of Consolidated Operating Cash Flow to Fixed Charges to be less than 1.50 to 1.00, as calculated for the most recent four fiscal quarters ended; provided, however, that for purposes of determining compliance with this covenant, prior to such time as the Company or the Trust has owned and operated a parcel of Real Estate for (4) full fiscal quarters, the Operating Cash Flow with respect to such parcel of Real Estate for the number of full fiscal quarters which the Company or the Trust has owned and operated such parcel of Real Estate as annualized shall be utilized. Additionally, for the purposes of calculating Consolidated Operating Cash Flow under this Section, Operating Cash Flow attributable to any Redevelopment Property shall be included even if such Redevelopment Property is then being valued at cost for the purposes of calculating the Company’s Consolidated Total Adjusted Asset Value. For the purposes of this Section, the Operating Cash Flow and Debt Service attributable to any Real Estate and the principal indebtedness repaid as a part of such shall be excluded from the calculations when such Real Estate is sold.
Section 10.11.    Sale of Assets    . Neither the Trust, nor the Company will, nor will they permit their respective Subsidiaries to, (i) without limiting any transaction permitted by Section 10.2 hereof, enter into any transaction or series of transactions which would result in the sale, lease, transfer or other disposition in each case, of all or substantially all of the collective assets of the Trust and its Subsidiaries; or (ii) sell, lease, transfer or otherwise dispose of any individual Real Estate which has been Unencumbered Real Estate without regard to satisfaction of conditions set forth in (a) through (g) in the definition thereof (or any Subsidiary which owns such individual Real Estate), having a sales price that would exceed 5% of Consolidated Total Adjusted Asset Value unless after giving effect to such disposition, there is no Event of Default.
Section 10.12.    Restriction on Certain Investments    . Neither the Company nor the Trust will, nor will either of them permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment:
(a)    in any Subsidiary of the Company or the Trust that is not 100% owned by the Company or the Trust or in Unconsolidated Affiliates except Investments in Subsidiaries of the Company or the Trust that are not one hundred percent (100%) owned by the Company or the Trust or in Unconsolidated Affiliates, which Subsidiaries or Unconsolidated Affiliates are engaged in the ownership of Real Estate or development activity pursuant to Section 10.13, provided that in no event shall such Investments exceed fifteen percent (15%) of the Company’s Consolidated Total Adjusted Asset Value in the aggregate without the prior written consent of the Required Holders;
(b)    in any development activity, whether directly or through a Subsidiary or Unconsolidated Affiliate, except in development permitted by Section 10.13 which at any time has a total cost (including acquisition, construction and other costs), whether such total costs are incurred directly by the Company, the Trust. or such Subsidiary or through an Investment in an Unconsolidated Affiliate permitted under this Agreement, individually for each development project that is not in excess of ten percent (10%) of the Consolidated Total Adjusted Asset Value of the Company, and in the aggregate for all development projects that are not in excess of fifteen percent (15%) of the Consolidated Total Adjusted Asset Value of the Company. For the purposes of calculating the cost of developments by Subsidiaries or Unconsolidated Affiliates, the cost of such developments shall be based upon the Company’s interest in such Subsidiaries or Unconsolidated Affiliates. For purposes of this Section 10.12(b) and Section 10.13, the term “total cost” shall not include (i) costs specifically reimbursable by tenants or shadow anchors (other than through rent or a gross up of rent), (ii) capitalized general and administrative expenses, or (iii) operating expenses and interest to the extent of operating income received from the applicable development property; and
(c)    whether directly or through a Subsidiary or an Unconsolidated Affiliate, in undeveloped parcels of Real Estate which in the aggregate exceed five percent (5%) of the Consolidated Total Adjusted Asset Value of the Company, provided that the acquisition or holding of any outlots or property adjacent to any Real Estate owned by the Company (or any Subsidiary or Unconsolidated Affiliate thereof), the Trust or any Subsidiary thereof shall not be deemed to be an undeveloped parcel of Real Estate for this purpose and options and purchase agreements to acquire any property shall not be deemed an acquisition or holding of such property.
Notwithstanding the foregoing or Section 10.13, in no event shall the aggregate Investments of the Company, the Trust and their Subsidiaries described in this Section 10.12 exceed 25% of the Company’s Consolidated Total Adjusted Asset Value at any time.
Section 10.13.    Development Activity    . Neither the Company, the Trust nor any of their respective Subsidiaries shall engage, directly or indirectly, including through Unconsolidated Affiliates, in any development except (i) as expressly provided in Section 10.12(b), (ii) in undeveloped parcels of Real Estate which in the aggregate did not exceed 5.00% of Consolidated Total Adjusted Asset Value of the Company, provided that the acquisition or holding of any outlots or property adjacent to any Real Estate owned by the Company (or any Subsidiary or Unconsolidated Affiliate thereof), the Trust or any Subsidiary thereof should not be deemed to be an undeveloped parcel of Real Estate for this purpose and options and purchase agreements to purchase any property shall not be deemed to be an acquisition or holding of such property, and (iii) as expressly provided in this Section 10.13. The Company, the Trust or any of their respective Subsidiaries may engage, either directly or, in the case of the Company, through any Subsidiary or Unconsolidated Affiliate of the Company, in an Investment which is permitted under Section 10.12(b), in the development of property to be used principally for retail shopping centers or a use ancillary thereto (except for the development commonly referred to as Aquia) which at any time has a total cost in excess of the limit set forth in Section 10.12(b), without the prior written consent of the Required Holders. For purposes of this Section 10.13, the term “development” shall include the new construction of a shopping center complex or the substantial renovation of improvements to real property which materially change the character or size thereof, but shall not include the addition of amenities or other related facilities to existing Real Estate which is already used principally for shopping centers; provided, however, that the term “development” shall not include demolition of existing structures performed by the Company or the addition of an anchor store to an existing shopping center project provided that the construction of such improvements is performed by the tenant, and the Company (or any Subsidiary or Unconsolidated Affiliate thereof), the Trust or its respective Subsidiary, as applicable, is only obligated to reimburse such tenant for a fixed amount with respect to the cost of such construction upon completion of such construction by such tenant. The undeveloped projects of the Company, the Trust and its Subsidiaries as of the Initial Closing Day are set forth on Schedule 10.13 hereto. Nothing herein shall prohibit the Company, the Trust or any of their respective Subsidiaries thereof from entering into an agreement to acquire Real Estate which has been developed and initially leased by another Person. Further, any new development project permitted under the terms of this Section 10.13 engaged in by the Company (or any Subsidiary or Unconsolidated Affiliate thereof), the Trust or any Subsidiary thereof, before any vertical construction commences on any phase of such project, shall be either (i) at least fifty percent (50%) pre‑leased (based on the gross leasable area of the improvements to the development, or the phase of the development project being developed, excluding outlots), including all anchors in such phase (it being agreed that Company shall receive a credit against such occupancy requirement for any space to be occupied by an anchor that has been conveyed to such anchor), or under a purchase agreement to sell and all construction bids shall be in place, and any such development shall continue to be deemed an undeveloped parcel until such time as construction commences, or (ii) sufficiently pre‑leased such that based on such leases the gross income from such leases upon completion of such project shall equal or exceed projected operating expenses (including reserves for expenses not paid on a monthly basis). For purposes of this Section 10.13, property shall be deemed to be in development at all times that it is Under Development.
SECTION 11.    EVENTS OF DEFAULT.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)    the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(b)    the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or
(c)    the Company or the Trust defaults in the performance of or compliance with any term contained in Section 7.1(d); or
(d)    the Company or any Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any Subsidiary Guaranty and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or
(e)    (i) any representation or warranty made in writing by or on behalf of the Company, the Trust or any of their Subsidiaries or by any officer of the Company, the Trust or any of their Subsidiaries in this Agreement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or
(f)    (i) the Company, any Guarantor or any of their respective Subsidiaries is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Recourse Indebtedness in an aggregate principal amount of at least $10,000,000 or any Non-recourse Indebtedness aggregate principal amount of at least $30,000,000 as and when due and payable and the continuation of such default beyond any period of grace provided with respect thereto, or (ii) the Company, any Guarantor or any of their respective Subsidiaries is in default in the performance of or compliance with any term of any evidence of any Recourse Indebtedness exceeding the principal amount, in aggregate, equal to at least $10,000,000 or any Non-recourse Indebtedness exceeding the principal amount, in aggregate, equal to at least $30,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company, any Guarantor or any of their respective Subsidiaries has become obligated to repurchase or repay Recourse Indebtedness or Non-recourse Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $10,000,000 in the case of Recourse Indebtedness or $30,000,000 in the case of Non-recourse Indebtedness; or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or
(g)    the Company, any Guarantor or any of their respective Subsidiaries (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
(h)    a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company, any Guarantor or any of their respective Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, any Guarantor or any of their respective Subsidiaries, or any such petition shall be filed against the Company, any Guarantor or any of their respective Subsidiaries and such petition shall not be dismissed within 60 days; or
(i)    one or more final judgments or orders for the payment of money aggregating in excess of an amount equal to $35,000,000, including, without limitation, any such final order enforcing a binding arbitration decision, are rendered against one or more of the Company, any Guarantor or any of their respective Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay;
(j)    if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company, any of the Guarantors or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed an amount equal to $35,000,000 and any such event or events could reasonably be expected to have a Material Adverse Effect, (iv) the Company, the Guarantors or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company, the Guarantors or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company, the Guarantors or any of their respective Subsidiaries establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company, any Guarantor or any of their respective Subsidiaries thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or
(k)    any Subsidiary Guaranty or the Guaranty of the Trust provided in Section 22 hereof shall cease to be in full force and effect, any Subsidiary Guarantor, the Trust or any Person acting on behalf of any Subsidiary Guarantor or the Trust shall contest in any manner the validity, binding nature or enforceability of any Subsidiary Guaranty or the Guaranty of the Trust provided in Section 22 hereof, or the obligations of any Subsidiary Guarantor or the Trust under any Subsidiary Guaranty or the Guaranty of the Trust provided in Section 22 hereof are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Subsidiary Guaranty or the Guaranty of the Trust provided in Section 22 hereof, provided that the foregoing shall not apply to the release or termination of a Subsidiary Guaranty pursuant to Section 9.7(b).
SECTION 12.    REMEDIES ON DEFAULT, ETC    .
Section 12.1.    Acceleration    . (a) If an Event of Default with respect to the Company or any Guarantor described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred), all the Notes then outstanding shall automatically become immediately due and payable and the Facility shall automatically terminate.
(b)    If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable, and Prudential may at its option, by notice in writing to the Company, terminate the Facility.
(c)    If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
Section 12.2.    Other Remedies    . If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Subsidiary Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
Section 12.3.    Rescission    . At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of not less than 50% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and

Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
Section 12.4.    No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Subsidiary Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.
SECTION 13.    REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES    .
Section 13.1.    Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person(s) in whose name any Note(s) shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
Section 13.2.    Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes, of the same Series, (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1-A, in the case of a Series A Note, Schedule 1-B, in the case of a Series B Note or Schedule 1-C, in the case of a Shelf Note. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note of such Series may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.
Section 13.3.    Replacement of Notes    . Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b)    in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
SECTION 14.    PAYMENTS ON NOTES    .
Section 14.1.    Place of Payment. Subject to Section 14.2, payments of principal, Make‑Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Deutsche Bank N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
Section 14.2.    Home Office Payment    . So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A (in the case of the Initial Notes) or as specified in such Purchaser’s Confirmation of Acceptance (in the case of the Shelf Notes), or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes of the same Series pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.
SECTION 15.    EXPENSES, ETC    .
Section 15.1.    Transaction Expenses    . Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Subsidiary Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective) within 15 Business Days after the Company’s receipt of any invoice therefor, including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company, the Trust or any of their Subsidiaries or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any Subsidiary Guaranty and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,500. In the event that any such invoice is not paid within 15 Business Days after the Company’s receipt thereof, interest on the amount of such invoice shall be due and payable at the Default Rate commencing with the 16th Business Day after the Company’s receipt thereof until such invoice has been paid. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes) and (ii) any and all wire transfer fees that any bank deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note.
Section 15.2.    Survival    . The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Subsidiary Guaranty or the Notes, and the termination of this Agreement.
SECTION 16.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and any Subsidiary Guaranties embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
SECTION 17.    AMENDMENT AND WAIVER    .
Section 17.1.    Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(a)    no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6, or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing;
(b)    (i) with the written consent of Prudential (and without the consent of any other holder of Notes), the provisions of Section 1.2 or 2.2 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (ii) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of Sections 2.2 and 4 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes; and
(c)    no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2 and Section 17.1(c)), 11(a), 11(b), 12, 17 or 20.
Section 17.2.    Solicitation of Holders of Notes    .
(a)    Solicitation. The Company will provide each holder of a Note (irrespective of the amount or Series of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any Subsidiary Guaranty, unless such proposed amendment, waiver or consent relates only to a specific Series of Accepted Notes which have not yet been purchased, in which case such information will only be required to be delivered to the Purchasers which shall have become obligated to purchase Accepted Notes of such Series. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any Subsidiary Guaranty to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)    Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of any Subsidiary Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.
(c)    Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any Subsidiary Guaranty by a holder of a Note that has transferred or has agreed to transfer its Note to the Company, any Subsidiary or any Affiliate of the Company in connection with such consent shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.
Section 17.3.    Binding Effect, etc    . Any amendment or waiver consented to as provided in this Section 17 or any Subsidiary Guaranty applies equally to all holders of each Series of Notes and is binding upon them and upon each future holder of any Note and upon the Company and the Trust without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company, the Trust and any holder of a Note of any Series and no delay in exercising any rights hereunder or under any Note of any Series or Subsidiary Guaranty shall operate as a waiver of any rights of any holder of such Note.
Section 17.4.    Notes Held by Company, etc    . Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in any Subsidiary Guaranty or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes of any Series then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.
SECTION 18.    NOTICES    .

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
(i)    if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A (in the case of the Initial Notes) or as specified in such Purchaser’s Confirmation of Acceptance (in the case of the Shelf Notes), or at such other address as such Purchaser or nominee shall have specified to the Company in writing,
(ii)    if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,
(iii)    if to the Company, to the Company at 31500 Northwestern Highway, Suite 300, Farmington Hills, MI 48334 to the attention of Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing, or
(iv)    if to the Trust, to the Trust at 31500 Northwestern Highway, Suite 300, Farmington Hills, MI 48334 to the attention of Chief Financial Officer, or at such other address as the Trust shall have specified to the holder of each Note in writing,
Notices under this Section 18 will be deemed given only when actually received.
Notwithstanding anything to the contrary in this Section 18, any communication pursuant to Section 2.2 shall be made by the method specified for such communication in Section 2.2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of an e-mail communication, the communication is an electronic image scan via email (e.g. “PDF” or “tif”), signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the e-mail address which is listed for the party receiving the communication in the Information Schedule or at such other e-mail address as the party receiving the information shall have specified in writing to the party sending such information; provided that e-mail shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement).

SECTION 19.    REPRODUCTION OF DOCUMENTS.
This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at any Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company and the Trust agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company, the Trust or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
SECTION 20.    CONFIDENTIAL INFORMATION.
For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company, the Trust or any of their Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company, the Trust or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company, the Trust or any of their Subsidiaries or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential

Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any Subsidiary Guaranty. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.
In the event that as a condition to receiving access to information relating to the Company, the Trust or their respective Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder, the Company and the Trust, this Section 20 shall supersede any such other confidentiality undertaking.
SECTION 21.    SUBSTITUTION OF PURCHASER.
Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.
SECTION 22.    TRUST GUARANTY.
Section 22.1.    Guaranty. The Trust hereby guarantees to each holder of any Note at any time outstanding (a) the prompt payment in full in Dollars when due (whether at stated maturity, by acceleration, by mandatory or optional prepayment or otherwise) of the principal of and Make-Whole Amount, if any, and interest on the Notes (including, without limitation, any interest on any overdue principal and Make-Whole Amount, if any) and all other amounts from time to time owing by the Company under this Agreement and under the Notes (including, without limitation, costs, expenses and Taxes in accordance with the terms hereof), and (b) the prompt performance and observance by the Company of all covenants, agreements and conditions on its part to be performed and observed hereunder, in each case strictly in accordance with the terms thereof (such payments and other obligations being herein collectively called the “Guaranteed Obligations”). The Trust hereby further agrees that if the Company shall default in the payment or performance of any of the Guaranteed Obligations, the Trust will (x) promptly pay or perform the same, without any demand, proof of demand or filing or notice whatsoever, and without deduction by reason of any set off, defense or counterclaim of the Company and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration, by mandatory or optional prepayment or otherwise) in accordance with the terms of such extension or renewal and (y) pay to the holder of any Note such amounts, to the extent lawful, as shall be sufficient to pay the costs and expenses of collection or of otherwise enforcing any of such holder’s rights under this Agreement, including, without limitation, reasonable counsel fees.
All obligations of the Trust under Sections 22.1 and 22.2 shall survive the transfer of any Note, and any obligations of the Trust under Sections 22.1 and 22.2 with respect to which the underlying obligation of the Company is expressly stated to survive the payment of any Note shall also survive payment of such Note.
Section 22.2.    Guaranty Obligations Unconditional.
(a)    The obligations of the Trust under Section 22.1 constitute a present and continuing guaranty of payment and not collectibility and are absolute, unconditional and irrevocable, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the

Company under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any Guaranty of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 22.2 that the obligations of the Trust hereunder shall be absolute, unconditional and irrevocable under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Trust hereunder which shall remain absolute, unconditional and irrevocable as described above:
(1)    any amendment or modification of any provision of this Agreement (other than Section 22.1 or 22.2), any of the Notes or any Subsidiary Guaranty, or any assignment or transfer thereof, including without limitation the renewal or extension of the time of payment of any of the Notes or the granting of time in respect of such payment thereof, or of any furnishing or acceptance of security or any additional guarantee or any release of any security or guarantee so furnished or accepted for any of the Notes;
(2)    any waiver, consent, extension, granting of time, forbearance, indulgence or other action or inaction under or in respect of this Agreement, the Notes, any Guaranty or any Subsidiary Guaranty, or any exercise or non-exercise of any right, remedy or power in respect hereof or thereof;
(3)    any bankruptcy, receivership, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceedings with respect to the Company, any Subsidiary Guarantor or any other Person or the properties or creditors of any of them;
(4)    the occurrence of any Default or Event of Default under, or any invalidity or any unenforceability of, or any misrepresentation, irregularity or other defect in, this Agreement, the Notes or any other agreement;
(5)    any transfer of any assets to or from the Company, including without limitation any transfer or purported transfer to the Company from any Person, any invalidity, illegality of, or inability to enforce, any such transfer or purported transfer, any consolidation or merger of the Company with or into any Person, any change in the ownership of any shares of capital stock or other equity or ownership interests of the Company, or any change whatsoever in the objects, capital structure, constitution or business of the Company;
(6)    any default, failure or delay, willful or otherwise, on the part of the Company, any Subsidiary Guarantor or any other Person to perform or comply with, or the impossibility or illegality of performance by the Company or any other Person of, any term of this Agreement, the Notes, any Guaranty, any Subsidiary Guaranty or any other agreement;
(7)    any suit or other action brought by, or any judgment in favor of, any beneficiaries or creditors of, the Company, any Subsidiary Guarantor or any other Person for any reason whatsoever, including without limitation any suit or action in any way attacking or involving any issue, matter or thing in respect of this Agreement, any of the Notes, any Guaranty, any Subsidiary Guaranty or any other agreement;
(8)    any lack or limitation of status or of power, incapacity or disability of the Company, any Subsidiary Guarantor or any other Person providing a Guaranty of, or security for, any of the Guaranteed Obligations; or
(9)    any other thing, event, happening, matter, circumstance or condition whatsoever, not in any way limited to the foregoing (other than the indefeasible payment in full of the Guaranteed Obligations).
(b)    The Trust hereby unconditionally waives diligence, presentment, demand of payment, protest and all notices whatsoever and any requirement that any holder of a Note exhaust any right, power or remedy against the Company under this Agreement or the Notes or any other agreement or instrument referred to herein or therein, or against any other Person under any other Guaranty of, or security for, any of the Guaranteed Obligations.
(c)    In the event that the Trust shall at any time pay any amount on account of the Guaranteed Obligations or take any other action in performance of its obligations hereunder, the Trust shall not exercise any subrogation or other rights hereunder or under the Notes and the Trust hereby waives all rights it may have to exercise any such subrogation or other rights, and all other remedies that it may have against the Company, in respect of any payment made hereunder unless and until the Guaranteed Obligations shall have been indefeasibly paid in full. Prior to the payment in full of the Guaranteed Obligations, if any amount shall be paid to the Trust on account of any such subrogation rights or other remedy, notwithstanding the waiver thereof, such amount shall be received in trust for the benefit of the holders of the Notes and shall forthwith be paid to such holders to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof. The Trust agrees that its obligations under this Section 22 shall be automatically reinstated if and to the extent that for any reason any payment (including payment in full) by or on behalf of the Company is rescinded or must be otherwise restored by any holder of a Note, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid.

(d)    If an event permitting the acceleration of the maturity of the principal amount of the Notes shall at any time have occurred and be continuing and such acceleration (and the effect thereof on the Guaranteed Obligations) shall at such time be prevented by reason of the pendency against the Company or any other Person (other than the Trust as to itself) of a case or proceeding under a bankruptcy or insolvency law, the Trust agrees that, for purposes of the guarantee in this Section 22 and the Trust’s obligations under this Agreement and the Guaranties, the maturity of the principal amount of the Notes shall be deemed to have been accelerated (with a corresponding effect on the Guaranteed Obligations) with the same effect as if the holders of the Notes had accelerated the same in accordance with the terms of this Agreement, and the Trust shall forthwith pay such principal amount, any interest thereon, any Make-Whole Amounts and any other amounts guaranteed hereunder without further notice or demand.
(e)    The guarantee in Section 22.1 is a continuing guarantee and shall apply to the Guaranteed Obligations whenever arising. Each default in the payment or performance of any of the Guaranteed Obligations shall give rise to a separate claim and cause of action hereunder, and separate claims or suits may be made and brought, as the case may be, hereunder as each such default occurs.
Section 22.3.    Guaranties Endorsed on the Notes    . Each Note shall have endorsed thereon a Guaranty of the Trust in the form of Note in Schedule 1-A, Schedule 1-B or Schedule 1-C, as applicable.
SECTION 23.    MISCELLANEOUS    .
Section 23.1.    Successors and Assigns    . All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
Section 23.2.    Accounting Terms    . All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. In the event of any change in GAAP after the date hereof or any other change in accounting procedures which would affect the computation of any financial covenant, ratio or other requirement set forth herein, then upon the request of the Company or the Required Holders, the Company, the Guarantors, and the holders of Notes shall negotiate promptly, diligently and in good faith in order to amend the provisions of this Agreement such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Company and the Guarantors as in effect prior to such accounting change, as determined by the Required Holders in their good faith judgment. Until such time as such amendment shall have been executed and delivered by the Company, the Guarantors and the Required Holders (i) such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under this Agreement, shall be calculated and reported as if such change had not occurred and (ii) the Company shall provide to Prudential and each holder of a Note that is an Institutional Investor financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in generally accepted accounting principles. For purposes of determining compliance with this Agreement (including, without limitation, Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company or the Trust to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
Section 23.3.    Severability    . Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
Section 23.4.    Construction, etc    . Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
Section 23.5.    Counterparts    . This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
Section 23.6.    Governing Law    . This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 23.7.    Jurisdiction and Process; Waiver of Jury Trial    . (a) The Company and the Trust irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company and the Trust irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)    The Company and the Trust consent to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 23.7(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company and the Trust agree that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(c)    Nothing in this Section 23.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company or the Trust in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(d)    THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.
Section 23.8.    Trust Exculpation    . Subject to the terms of this Section 23.8, all persons having a claim against the Trust (as a Guarantor or general partner of the Company), the general partner of the Company whose signature is affixed hereto as said general partner, hereunder or in connection with any matter that is the subject hereof, shall look solely to (i) the Trust’s interest and rights in the Company (as a general partner or limited partner), (ii) the amount of any gross cash proceeds received by the Company or any Guarantor as a result of the issuance and sale by the Company or any Guarantor of any debt or equity securities of the Company or such Guarantor less the customary and reasonable costs, fees, expenses, underwriting commissions and discounts incurred by the Company or such Guarantor in connection therewith not contributed to the Company, (iii) all accounts receivable, including the amount of any Distributions received by the Trust from the Company and not distributed to shareholders of the Trust as permitted by this Agreement, (iv) all rights and claims (including amounts paid under) the Tax Agreement dated as of May 10, 1996 between Atlantic Realty Trust and RPS Realty Trust (now known as the Trust), (v) all cash and Short-term Investments in an amount in excess of $500,000.00, (vi) any other assets which the Trust may now own or hereafter acquire with the consent of the Required Holders pursuant to Section 9.5(b), (vii) all documents and agreements in favor of the Trust in connection with any of the foregoing, (viii) all claims and causes of action arising from or otherwise related to any of the foregoing, and all rights and judgments related to any legal actions in connection with such claims or causes of action, and (ix) all extensions, additions, renewals and replacements, substitutions, products or proceeds of any of the foregoing (the “Attachable Assets”), and in no event shall the obligation of the Trust be enforceable against any shareholder, trustee, officer, employee or agent of the Trust personally. In no event shall any person have any claim against: (i) the cash, Short-term Investments of the Trust and the property described in Schedule 5.23 hereto, all under the heading of “Other Permitted Assets”, (ii) all documents and agreements in favor of the Trust in connection with any of the foregoing, (iii) all claims and causes of action arising from or otherwise related to any of the foregoing, and all rights and judgments related to any legal actions in connection with such claims or causes of actions, and (iv) all extensions, additions, renewals and replacements, substitutions, products or proceeds of any of the foregoing (the “Other Permitted Assets”). The holders of Notes have agreed to the terms of this Section 23.8 solely based upon the representation and covenant of Company and the Trust that the Trust does not and will not own any assets other than the Attachable Assets and the Other Permitted Assets. Notwithstanding anything in this Section 23.8 to the contrary, the foregoing limitation on liability and recourse to the Trust (as a Guarantor or general partner of Company) shall be null and void and of no force and effect, and the holders of the Notes shall have full recourse against the Trust, individually as a Guarantor and in its capacity as general partner of Company, and to all of its assets (including, without limitation, the Other Permitted Assets) in the event that the Trust shall now or at any time hereafter own any asset other than or in addition to the Other Permitted Assets and the Attachable Assets. Nothing herein shall limit the rights of the holders of Notes against the Company.
Section 23.9.    Transaction References. The Company and the Trust each agrees that Prudential and Prudential Capital Group may (a) refer to its role in originating the purchase of the Notes from the Company and in establishing the Facility, as well as the identity of the Company and the Trust, the Series A Notes, the Series B Notes, the maximum aggregate principal amount of the Shelf Notes and the date on which the Facility was established, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display the Company’s and/or the Trust’s corporate logo in conjunction with any such reference, subject to the Company’s and the Trust’s approval, as applicable, such approval not to be unreasonably withheld, conditioned or delayed.
* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you, the Company and the Trust.
Very truly yours,
RAMCO-GERSHENSON PROPERTIES, L.P.
By
[Title]

RAMCO-GERSHENSON PROPERTIES TRUST
By
[Title]

(Signature Page to Note Purchase and Private Shelf Agreement)

This Agreement is hereby
accepted and agreed to as
of the date hereof.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By: ___________________________________
Vice President

THE GIBRALTAR LIFE INSURANCE CO., LTD

By:    Prudential Investment Management Japan
Co., Ltd. (as Investment Manager)

By:    Prudential Investment Management, Inc.
(as Sub-Adviser)

By: ______________________________
Vice President

FARMERS INSURANCE EXCHANGE
MID CENTURY INSURANCE COMPANY
WILLIAM PENN LIFE INSURANCE COMPANY OF NEW YORK
ZURICH AMERICAN INSURANCE COMPANY
AMERICAN INCOME LIFE INSURANCE COMPANY
FAMILY HERITAGE LIFE INSURANCE COMPANY OF AMERICA
LIBERTY NATIONAL LIFE INSURANCE COMPANY
THE INDEPENDENT ORDER OF FORESTERS

By:    Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:    Prudential Private Placement Investors, Inc.
(as its General Partner)

By: ______________________________

(Signature Page to Note Purchase and Private Shelf Agreement)

Vice President

UNIVERSAL PRUDENTIAL ARIZONA REINSURANCE COMPANY

By:    Prudential Investment Management, Inc.
(as Investment Manager)

By:______________________________
Vice President

(Signature Page to Note Purchase and Private Shelf Agreement)